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                                                                      Exhibit 99

                Harris Reports Record Orders, Sales, And Earnings
                                 For Fiscal 1996

       Melbourne, Florida, July 24, 1996 -- Harris Corporation reported record performance for the year ended June 30 -- with orders, sales, net income, and earnings per share all rising to new highs.

       Led by gains in its semiconductor, communications and Lanier office equipment businesses, the company reported earnings per share for the year were up 16 percent to $4.58 versus $3.95 for the previous year. Net income rose 15 percent to $178.4 million compared with $154.5 million.

       Sales also reached record levels, increasing more than 5 percent to $3.621 billion versus $3.444 billion. Total orders also increased over last year's very strong results and were higher than sales.

Fourth Quarter
       The fourth-quarter results exceeded the company's strong performance during the same period last year. Earnings per share for the fourth-quarter rose 14 percent to $1.55 versus $1.36 for the year-earlier quarter. Net income also rose 14 percent to $60.3 million compared with $52.9 million. Sales for the quarter were up 10 percent to $1.012 billion, led by a significant increase in sales of communication products and systems and Lanier office equipment. Orders for the quarter also increased over last year and exceeded shipments.

Business Sectors
       Reporting on the year's results of the company's business sectors, Phillip W. Farmer, Harris chairman and chief executive, said, "The Semiconductor Sector had another terrific year, despite an industry-wide slowdown during the second half of the fiscal year. Earnings for the sector were up 24 percent, reflecting strong demand for its power control products, improved margins in its military and aerospace products, and increased royalty income over the previous year. Total sector sales for the year increased by 7 percent. Orders exceeded shipments, but were down slightly for the year due to reduced prices."

       Mr. Farmer said, "Lanier Worldwide had an outstanding year." The business continued to gain market share, reported strong increases in domestic sales, and made further improvements in its international operations. Earnings for the sector were up 24 percent on a 9 percent increase in sales.

       "The Communications Sector also had another very strong year, with earnings increasing 31 percent on a 16 percent increase in sales," Mr. Farmer continued. "The sector's results reflect strong demand for the company's telecommunications and wireless systems -- particularly in microwave radio, broadcast and telephone test equipment products."

       Earnings in the company's Electronic Systems Sector were lower due primarily to previously announced losses in the sector's energy management systems business. Mr. Farmer said, "Sales were down slightly for the year, however we are encouraged by improvements in the sector's sales and net income during the fourth quarter."

Outlook
       Looking to the current year, Mr. Farmer said, "We expect to have another year of good earnings growth in fiscal 1997 coupled with good revenue growth. Although market conditions in the semiconductor industry will likely remain weak during the early part of the fiscal year, the strength of Harris' other businesses should permit continued overall company


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growth.

       "We are building on the strengths of our core businesses and increasing our presence in major growth markets, such as wireless communications, digital broadcasting (HDTV), power semiconductors, and health-care information systems. We also expect to expand our inter-sector teaming and technology exchanges to develop new growth opportunities."

                                  #     #     #

SUMMARY ATTACHED

                                   HARRIS CORPORATION

                       1996 Fiscal Year and Fourth Quarter Summary

Condensed Consolidated Statement of Income
- ------------------------------------------
(In millions except per share amounts)

                                     Years Ended June 30    Quarters Ended June 30
                                       1996        1995         1996       1995
                                    -----------------------------------------------
Revenue
Revenue from product sales
  and rentals. . . . . . . . . . . .$3,189.2     $3,032.2    $  891.3     $813.4
Revenue from services. . . . . . . .   432.0        411.9       120.7      109.9
Interest . . . . . . . . . . . . . .    38.1         36.8         9.0        9.3
                                    --------     --------    --------     ------
                                     3,659.3      3,480.9     1,021.0      932.6

Costs and Expenses
Cost of product sales
  and rentals. . . . . . . . . . . . 2,151.9      2,075.9       596.3      533.6
Cost of services . . . . . . . . . .   252.7        252.6        70.0       64.6
Engineering, selling, and
  administrative expenses. . . . . .   911.9        835.8       248.3      229.6
Interest . . . . . . . . . . . . . .    62.5         65.4        15.2       17.3
Other - net. . . . . . . . . . . . .     5.9         13.6        (1.5)       6.2
                                    --------     --------    --------     ------
                                     3,384.9      3,243.3       928.3      851.3
                                    --------     --------    --------     ------

Income before income taxes . . . . .   274.4        237.6        92.7       81.3
Income taxes . . . . . . . . . . . .    96.0         83.1        32.4       28.4
                                    --------     --------    --------     ------
Net income . . . . . . . . . . . . .$  178.4     $  154.5    $   60.3     $ 52.9
                                    ========     ========    ========     ======

Net income per share . . . . . . . .$   4.58     $   3.95    $   1.55     $ 1.36
                                    ========     ========    ========     ======

Cash dividends paid
  per common share . . . . . . . . .$   1.36     $   1.24    $    .34     $  .31
                                    ========     ========    ========     ======

Average shares outstanding . . . . .    39.0         39.1        38.9       38.9

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                              HARRIS CORPORATION

                       1996 Fiscal Year and Fourth Quarter Summary

Condensed Consolidated Balance Sheet
- ------------------------------------
(In millions)

                                                             June 30    June 30
                                                               1996       1995
                                                           ---------------------
Assets
Cash, cash equivalents and
  marketable securities ................................   $     99.4 $    141.6
Trade receivables ......................................        727.8      657.1
Unbilled costs and accrued earnings ....................        397.8      374.9
Inventories ............................................        544.1      494.9
Deferred income taxes ..................................        171.8      142.2
Plant and equipment ....................................        721.7      581.0
Non-current notes receivable - net .....................        190.7      166.6
Intangibles resulting from acquisitions ................        212.8      166.6
Other assets ...........................................        140.6      111.1
                                                           ---------- ----------
                                                           $  3,206.7 $  2,836.0
                                                           ========== ==========

Liabilities and Shareholders' Equity
Short-term debt ........................................   $    181.3 $     37.7
Trade payables and accrued expenses ....................        609.1      530.5
Advance payments and unearned income ...................        287.8      264.0
Income taxes ...........................................        102.7       90.5
Current portion of long-term debt ......................          2.2      132.6
Non-current deferred income taxes ......................         62.2       56.0
Long-term debt .........................................        588.5      475.9
Shareholders' equity ...................................      1,372.9    1,248.8
                                                           ---------- ----------
                                                           $  3,206.7 $  2,836.0
                                                           ========== ==========

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                                   HARRIS CORPORATION

                       1996 Fiscal Year and Fourth Quarter Summary

Business Segment Information
- ----------------------------
(In millions except per share amounts)

                                              ------------------------------------------------
                                                     Years Ended            Quarters Ended
                                                 June 30      June 30     June 30    June 30
                                                  1996          1995       1996        1995
                                              ------------------------------------------------

Net Sales
Electronic Systems .........................   $     954.7  $   1,035.8  $   270.8  $    263.6
Semiconductor ..............................         707.7        658.7      185.5       184.0
Communications .............................         841.6        724.8      251.5       192.1
Lanier Worldwide                                   1,117.2      1,024.8      304.2       283.6
                                               -----------  -----------  ---------  ----------
Total ......................................   $   3,621.2  $   3,444.1  $ 1,012.0  $    923.3
                                               ===========  ===========  =========  ==========

Operating Profit
Electronic Systems .........................   $      76.7  $      95.5  $    19.7  $     23.9
Semiconductor ..............................         101.0         83.0       32.6        36.0
Communications .............................          82.4         68.5       27.4        21.6
Lanier Worldwide ...........................         120.7        105.7       40.2        35.4
Corporate Expense ..........................         (43.9)       (49.7)     (14.2)      (18.3)
Interest Expense ...........................         (62.5)       (65.4)     (13.0)      (17.3)
                                               -----------  -----------  ---------  ----------
Total ......................................   $     274.4  $     237.6  $    92.7  $     81.3
                                               ===========  ===========  =========  ==========

Net Income
Electronic Systems .........................   $      28.5  $      35.3  $     7.9  $      7.2
Semiconductor ..............................          52.2         42.2       16.8        19.2
Communications .............................          41.7         31.9       15.4        10.3
Lanier Worldwide ...........................          56.0         45.1       20.2        16.2
                                               -----------  -----------  ---------  ----------
Total ......................................   $     178.4  $     154.5  $    60.3  $     52.9
                                               ===========  ===========  =========  ==========
Net Income Per Share .......................   $      4.58  $      3.95  $    1.55  $     1.36
                                               ===========  ===========  =========  ==========
